Exhibit 99.1
CSB BANCORP, INC. REPORTS INCREASE IN THIRD QUARTER EARNINGS
Third Quarter and Year-to-Date Highlights:

	Three Months Ended	Nine Months Ended
	September 30, 2007	September 30, 2007
Diluted earnings per share	$0.35	$1.07
Net Income	$863,000	$2,634,000
Return on average common equity	9.55%	9.92%
Return on average assets	1.04%	1.08%
Millersburg, Ohio – October 16, 2007 – CSB Bancorp, Inc. (OTCBB: CSBB.ob) today announced third quarter net income of $863 thousand, or $0.35 per basic and diluted share, as compared to $813 thousand, or $0.32 per basic and diluted share for the same period in 2006.
Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 9.55% and 1.04%, respectively, compared with 9.42% and 1.01% for the third quarter of 2006.
For the nine months ended September 30, 2007, the Company reported net income of $2.63 million, or $1.07 per diluted share, up from $2.26 million, or $0.89 per diluted share in 2006. ROE and ROA for the nine-month period were 9.92% and 1.08%, respectively, compared to 8.69% and .95% for the first nine months of 2006.
“We were able to maintain our net interest margin during the past quarter while achieving growth in loan and deposit balances,” commented Eddie Steiner, President and CEO. “We also continued our trend of improved operating efficiencies and the combined result was a solid quarter.”
Revenue, (defined as net interest income on a fully tax-equivalent basis plus non-interest income net of securities transactions), totaled $4.2 million in the third quarter, an increase of $162 thousand or 4.0% over the same period in the prior year. Revenue increased 2.8%, or $336 thousand, in the first nine months of 2007 to $12.3 million, as compared to $12.0 million during the first nine months of 2006.
The Company’s third quarter efficiency ratio, which measures operating expenses as a percentage of revenue, improved to 65.0% as compared to 67.2% in the third quarter of 2006. The year-to-date efficiency ratio of 64.7% also compares favorably to the 69.3% ratio for the first nine months of the prior year.

Non-interest expense totaled $2.7 million during the quarter, an increase of $18 thousand, or 0.7%, from third quarter 2006. For the nine months ended September 30, 2007, non-interest expense declined $331 thousand, or 4.0% as compared to the first nine months of 2006. The 2006 year-to-date non-interest expense included a pre-tax charge of $237 thousand from an isolated and nonrecurring cash assets irregularity discovered and recorded during the second quarter of 2006. Excluding the 2006 irregularity, non-interest expenses declined $95 thousand, or 1.2% in the first nine months of 2007 as compared to the same period of the prior year.
Federal income tax expense was $416 thousand for third quarter 2007, compared to $378 thousand for the same quarter in 2006. The effective tax rate for the quarter was 32.5% versus 31.7% in the prior year period. The increase in the effective tax rate was primarily the result of a reduction in the tax-exempt securities portion of the Company’s investment portfolio due to less attractive rates of return available on tax-exempt securities.
Total assets averaged $329 million during the quarter, an increase of $9.0 million, or 2.8% from the same quarter in the prior year. Average loan balances of $245 million reflect an increase of $15.6 million, or 6.8%, over the prior year third quarter, while average securities balances of $66 million declined $6.2 million, or 8.5% as compared to third quarter 2006. The Company has funded a portion of its 2007 loan growth with proceeds from maturities in the investment securities portfolio.
The majority of the Company’s investment portfolio is comprised of U.S. government obligations, corporate bonds and state and municipal securities. Approximately one third of the Company’s investment portfolio is comprised of mortgage-backed securities. The portfolio contains little, if any, embedded sub-prime security exposure and all securities are performing fully to terms.
Average commercial loan balances, including commercial real estate, increased $11.8 million, or 8.9% over the prior year third quarter. Average home mortgage and home equity balances grew $6.0 million, or 7.1% on a comparative quarter basis, while average consumer installment loan and credit card balances declined $2.2 million, or 19.6%.
As of September 30, 2007, nonperforming assets totaled $1.09 million, or .44% of period-end loans and other real estate, compared with $1.47 million, or .64%, at September 30, 2006. Net charge-offs for the quarter totaled $23 thousand, an annualized rate of .04% of average total loans. For the nine months ended September 30, 2007, net charge-offs total $406 thousand or .23% of average total loans as compared to net charge-offs of $130 thousand or .08% for the same period during 2006.
The allowance for loan losses at September 30, 2007 was 1.04% of period end loans and the Company funded $151 thousand in loan loss provision during the third quarter. The ratio of allowance for loan losses to nonperforming loans stood at 234% at September 30, 2007. Commenting on the Company’s credit quality, Mr. Steiner noted, “We experienced a very modest level of loan charge-offs in the third quarter and there has been no appreciable deterioration in the credit quality of our loan portfolio. Our lending practices remain unchanged. We continue to focus on high quality credit relationships and refrain from sub-prime mortgage lending.”

Total deposit balances averaged $253 million during third quarter 2007, an increase of 2.8% or $6.8 million over average deposit balances in third quarter 2006. Within the deposit category, average non interest-bearing account balances increased $4.8 million, or 12.4% as compared to the average in third quarter 2006, while interest-bearing checking, money market and savings average balances decreased $547 thousand, or 0.6% from third quarter year ago averages, and average time deposit balances grew $2.5 million or 2.1%.
Shareholders’ equity totaled $35.9 million on September 30, 2007 with 2.5 million common shares outstanding at quarter-end. The Company’s capital position remains strong, with tangible equity to assets at 10.9% on September 30, 2007 as compared to 10.8% on September 30, 2006. The Company declared a common dividend of $0.18 per share during the quarter, a $0.02 increase from the prior-year quarter. Year-to-date dividends declared during 2007 of $0.54 per share represent a 12.5% increase above prior year-to-date dividends.
About CSB Bancorp, Inc.
CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $330 million as of September 30, 2007. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with ten banking centers in Holmes, Tuscarawas and Wayne counties and Trust offices in Millersburg and Wooster, Ohio. CSB can be found on the web at csb1.com.
Forward-Looking Statement
This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.
Contact Information:
Paula J. Meiler, SVP & CFO
330-763-2873
paula.meiler@csb1.com

CSB BANCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Dollars in thousands except per share data)

	Quarters					YTD
	2007	2007	2007	2006	2006	2007	2006
EARNINGS	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	9 months	9 months
Net interest income FTE (a)	$3,426	$3,313	$3,294	$3,354	$3,346	$10,033	$10,024
Provision for loan losses	151	124	78	80	75	353	222
Other income	762	902	646	614	676	2,310	1,979
Other expenses	2,722	2,647	2,619	2,596	2,704	7,988	8,320
FTE adjustment (a)	36	38	39	48	52	113	163
Net income	863	956	815	846	813	2,634	2,264
Diluted EPS	0.35	0.39	0.33	0.34	0.32	1.07	0.89

PERFORMANCE RATIOS
Return on average assets (ROA)	1.04%	1.17%	1.02%	1.05%	1.01%	1.08%	0.95%
Return on average common equity (ROE)	9.55%	10.85%	9.37%	9.65%	9.42%	9.92%	8.69%
Net interest margin FTE (a)	4.37%	4.30%	4.40%	4.40%	4.40%	4.36%	4.46%
Efficiency ratio	65.00%	62.80%	66.47%	65.42%	67.23%	64.72%	69.32%
Number of full-time equivalent employees	135	128	124	126	127

MARKET DATA
Book value/common share	$14.60	$14.26	$14.18	$14.03	$13.82
Period-end common share mkt value	17.00	17.75	17.57	19.00	19.00
Market as a % of book	117.42%	124.48%	123.94%	135.52%	137.48%
PE ratio	12.14	11.38	13.31	13.97	14.84
Cash dividends/common share	$0.18	$0.18	$0.18	$0.16	$0.16	$0.54	$0.48
Common stock dividend payout ratio	51.43%	46.15%	54.55%	47.06%	50.00%
Average basic common shares	2,462,885	2,461,918	2,487,087	2,499,356	2,505,785	2,470,875	2,536,201
Average diluted common shares	2,462,885	2,463,240	2,487,087	2,503,056	2,507,934	2,470,875	2,539,413
Period end common shares outstanding	2,462,880	2,462,888	2,462,931	2,499,181	2,499,476
Common shares repurchased	8	43	36,290	295	20,258	36,341	79,024
Common stock market capitalization	$42,209	$43,716	$43,274	$47,484	$47,490

ASSET QUALITY
Gross charge-offs	$33	$379	$47	$107	$23	$459	$203
Net charge-offs	23	353	30	10	5	406	130
Allowance for loan losses	2,554	2,426	2,655	2,607	2,537
Nonperforming assets (NPAs)	1,092	1,635	1,585	1,509	1,471
Net charge-off/average loans ratio	0.04%	0.59%	0.05%	0.02%	0.01%	0.23%	0.08%
Allowance for loan losses/period-end loans	1.04	1.00	1.13	1.12	1.10
NPAs/loans and other real estate	0.44	0.67	0.67	0.65	0.64
Allowance for loan losses/nonperforming loans	233.80	152.99	172.89	172.81	177.26

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	10.89%	10.72%	10.83%	10.72%	10.79%
Average equity to assets	10.88	10.82	10.91	10.86	10.70
Average equity to loans	14.65	14.72	15.11	15.13	14.97
Average loans to deposits	96.68	95.45	92.12	91.32	93.01

AVERAGE BALANCES
Assets	$329,448	$326,665	$323,327	$320,407	$320,477	$326,236	$319,526
Earning assets	310,884	308,703	303,899	302,226	301,395	307,856	300,193
Loans	244,675	240,208	233,434	230,004	229,042	239,480	223,909
Deposits	253,073	251,660	253,398	251,875	246,258	252,377	246,077
Shareholders’ equity	35,852	35,348	35,269	34,789	34,298	35,497	34,816

ENDING BALANCES
Assets	$330,121	$327,465	$322,358	$327,240	$320,227
Earning assets	311,860	309,484	305,129	307,682	302,362
Loans	245,626	242,485	235,818	232,432	229,832
Deposits	253,594	250,365	253,531	260,178	249,605
Shareholders’ equity	35,948	35,119	34,915	35,070	34,553

NOTES:

(a)	- Net Interest income on a fully tax-equivalent (“FTE”) basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis is not an accounting principle generally accepted in the United States of America.

CSB BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	September 30,
	2007	2006
ASSETS
Cash and cash equivalents
Cash and due from banks	$11,197,845	$10,493,565
Interest-earning deposits in other banks	75,179	53,570
Federal funds sold	0	0

Total cash and cash equivalents	11,273,024	10,547,135
Securities
Available-for-sale, at fair-value	63,052,850	69,412,444
Restricted stock, at cost	3,105,900	3,063,700

Total securities	66,158,750	72,476,144
Loans	245,626,368	229,832,402
Less allowance for loan losses	2,554,489	2,536,827

Net loans	243,071,879	227,295,575
Loans held for sale	0	0
Premises and equipment, net	7,397,612	7,432,171
Accrued interest receivable and other assets	2,219,472	2,476,297

TOTAL ASSETS	$330,120,737	$320,227,322

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits:
Nontinterest-bearing	$42,329,684	$37,502,503
Interest-bearing	211,264,649	212,102,561

Total deposits	253,594,333	249,605,064

Short-term borrowings	31,783,926	31,421,981
Other borrowings	7,107,511	2,594,067
Accrued interest payable and other liabilities	1,686,784	2,052,890

Total liabilities	294,172,554	285,674,002

Shareholders’ equity
Common stock, $6.25 par value. Authorized 9,000,000 shares; issued 2,667,786 shares	16,673,667	16,673,667
Additional paid-in capital	6,446,180	6,421,490
Retained earnings	17,552,129	15,802,515
Treasury stock at cost - 204,906 shares in 2007 and 168,311 shares in 2006	(4,348,987)	(3,690,576)
Accumulated other comprehensive loss	(374,806)	(653,776)

Total shareholders’ equity	35,948,183	34,553,320

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$330,120,737	$320,227,322

CSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Quarter ended		Nine months
	September 30,		September 30,
	2007	2006	2007	2006
Interest and dividend income:
Loans, including fees	$4,633,268	$4,325,203	$13,433,102	$12,294,678
Taxable securities	720,952	735,071	2,205,401	2,272,037
Nontaxable securities	62,931	95,495	198,060	297,011
Other	944	297	16,324	7,136

Total interest and dividend income	5,418,095	5,156,066	15,852,887	14,870,862
Interest expense:
Deposits	1,608,916	1,440,410	4,763,015	3,880,245
Other	419,497	421,566	1,169,545	1,129,321

Total interest expense	2,028,413	1,861,976	5,932,560	5,009,566

Net interest income	3,389,682	3,294,090	9,920,327	9,861,296
Provision for loan losses	151,264	75,000	353,540	221,667

Net interest income after provision for loan losses	3,238,418	3,219,090	9,566,787	9,639,629

Non-interest income
Service charges on deposits accounts	335,536	325,029	927,894	977,755
Trust services	188,598	135,904	544,873	392,495
Securities gains	0		5,430
Other	238,147	215,409	832,076	608,742

Total non-interest income	762,281	676,342	2,310,273	1,978,992
Non-interest expenses
Salaries and employee benefits	1,485,842	1,538,491	4,327,845	4,459,994
Occupancy expense	188,166	176,360	554,439	515,104
Equipment expense	131,192	118,813	372,324	376,326
Franchise tax expense	105,892	113,425	311,971	334,817
Professional and director fees	147,009	171,042	453,151	519,494
Other expenses	664,008	585,737	1,968,762	2,114,063

Total non-interest expenses	2,722,109	2,703,868	7,988,492	8,319,798

Income before income tax	1,278,590	1,191,564	3,888,568	3,298,823
Federal income tax provision	415,500	378,000	1,254,500	1,034,700

Net income	$863,090	$813,564	$2,634,068	$2,264,123

Net income per share
Basic	$0.35	$0.32	$1.07	$0.89

Diluted	$0.35	$0.32	$1.07	$0.89
Note: Certain prior year balances have been reclassified to conform to the current year presentation.